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                                                                   Exhibit 10(h)

                             P.H. GLATFELTER COMPANY


                    DEFERRED COMPENSATION PLAN FOR DIRECTORS
                           (Effective April 22, 1998)


                                    ARTICLE I
                                  INTRODUCTION

                  This Deferred Compensation Plan is established by P.H. Glatfelter Company (the "Company") for the benefit of its Directors and their Beneficiaries and it shall be maintained according to the terms set forth herein.


                                   ARTICLE II
                                   DEFINITIONS

                  2.1 DEFINITIONS. When used herein, the following words and phrases shall have the meanings assigned to them, unless the context clearly indicates otherwise:

                           (a) BENEFICIARY means the person or persons, natural
or otherwise, designated by a Director under Section 7.1 hereof to receive any death benefit payable under Section 5.3 hereof.

                           (b) BOARD OF DIRECTORS means the board of directors
of the Company, as it may be constituted from time to time.

                           (c) CHANGE OF CONTROL means the occurrence of any one
of the following: (i) the Company enters into an agreement of reorganization, merger or consolidation pursuant to which it is not the surviving corporation,
(ii) the Company sells substantially all its assets, or (iii) in excess of 51% of the issued and outstanding shares of the Company's Common Stock is acquired by a single purchaser or group of related purchasers, other than a purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P.H. Glatfelter, in any case other than in a transaction in which the surviving corporation or the purchaser is the Company or a majority-owned subsidiary of the Company.

                           (d) COMPANY means P. H. Glatfelter Company, a
Pennsylvania corporation.

                           (e) COMPENSATION COMMITTEE means the Compensation
Committee of the Board of Directors.
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                           (f) DEFERRED FEE ACCOUNT means an account established
by the Company in the name of a Director. The Company shall credit each Director's Deferred Fee Account with Stock Units for any Director's Fees that are deferred by the Director under Section 3.1 hereof and any additional Stock Units that are credited by the Company under Article IV hereof. The Company shall debit from each Director's Deferred Fee Account payments made from it under Article V hereof.

                           (g) DEFERRED FEE AGREEMENT means the written
agreement between the Company and a Director that, together with this Plan, governs the Director's rights to payment of his deferred Director's Fees under this Plan.

                           (h) DIRECTOR means a member of the Board of Directors
who is not also an employee of the Company or any of its subsidiaries or affiliates.

                           (i) DIRECTOR'S FEES means the annual retainer paid to
a Director for serving on the Board of Directors, but does not include any fees paid to a Director for attending meetings of the Board of Directors or any committee of the Board of Directors or for serving as chairman of a committee of the Board of Directors.

                           (j) FAIR MARKET VALUE of the Company's Common Stock
means, on any given day, the average of the high and low sales prices of a share of Common Stock on such day as reported on the American Stock Exchange.

                           (k) FINANCIAL HARDSHIP means the financial inability
of a Director, as determined by the Compensation Committee, to provide the necessary funds (1) to meet any extraordinary expenses incurred on account of accident, sickness or disability affecting the Director or any member of his family, (2) to provide educational opportunities above the high school level for any member of his family, (3) to finance the purchase of a principal residence for the Director or to make a required payment to prevent foreclosure of a mortgage on the Director's principal residence, or (4) for any other significant personal need that the Compensation Committee in its sole discretion may determine in a uniform and consistent manner.

                           (l) PLAN means the P. H. Glatfelter Company Deferred
Compensation Plan for Directors set forth herein, as amended by the Company from time to time.

                           (m) STOCK UNITS means phantom shares of the Company's
Common Stock.

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                                   ARTICLE III
                           DEFERRAL OF DIRECTOR'S FEES

                  3.1      ELECTION TO DEFER FEES.

                           For the initial calendar year of the Plan, the
election to defer Director's Fees earned on and after May 1, 1998 shall be made during the thirty-day period prior to such date. Before the beginning of any subsequent calendar year, a Director may elect to defer 50%, 75% or 100% of his Director's Fees to be earned in that year and following years. For a new Director, the election to defer Director's Fees earned during his initial calendar year of service shall be made within thirty days following the Director's election or appointment. Any election to defer shall continue in effect for subsequent calendar years unless modified or revoked in accordance with Section 3.3 hereof. Any election to defer shall be irrevocable once the period to which it relates begins.

                  3.2 CREDITING TO DEFERRED FEE ACCOUNTS.

                           The Company shall credit the Director's Deferred Fee
Account with Stock Units as of the day such deferred Director's Fees would have been paid to the Director were they not deferred under the Plan. The number of Stock Units credited to a Director's Deferred Fee Account shall be the quotient of (1) the amount of deferred Director's Fees divided by (2) the Fair Market Value of the Company's Common Stock on such date.

                  3.3 MODIFICATION OR REVOCATION OF DEFERRAL. A Director may, on a prospective basis for future calendar years, change the percentage of Director's Fees to be deferred by executing a new Deferred Fee Agreement or revoke his election to defer Director's Fees by a written revocation to the Secretary of the Company, but no Deferred Fee Agreement or revocation of an election to defer Director's Fees shall be effective for the calendar year in which it is executed.


                                   ARTICLE IV
                                    DIVIDENDS

                  4.1 DIVIDEND REINVESTMENT. Additional Stock Units shall be credited to each Director's Deferred Fee Account as of each payment date for dividends on the Company's Common Stock, in an amount determined pursuant to
Section 4.2 hereof, based on the number of Stock Units credited to the Director's Deferred Fee Account on the record date for such dividends. Additional Stock Units shall be credited for each record date that a Director has any amount credited to his Deferred Fee Account under the Plan.

                  4.2 NUMBER OF DIVIDEND REINVESTMENT SHARES. The number of additional Stock Units credited to a Director's Deferred Fee Account as of any dividend payment date shall be the quotient of (1) the product of the number of Stock Units credited to the

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Director's Deferred Fee Account on the dividend record date for such dividend and the dividend per share on the Company's Common Stock divided by (2) the Fair Market Value of the Company's Common Stock on the dividend payment date.


                                    ARTICLE V
                            PAYMENT OF DEFERRED FEES

                  5.1 DEFERRED FEES AND INTEREST. A Director shall be entitled to receive a cash payment equal to the amount credited to his Deferred Fee Account following termination of his service as a Director.

                  5.2 PAYMENT. At the election of a Director, the amount credited to his Deferred Fee Account shall be paid (1) in a lump sum within 30 days following termination of his service as a Director or (2) in five annual installments, as follows: 1/5 of the amount credited to his Deferred Fee Account within 30 days following termination of his service as a Director, 1/4 of the amount credited to his Deferred Fee Account within 30 days following the first anniversary of the termination of his service as a Director, 1/3 of the amount credited to his Deferred Fee Account within 30 days following the second anniversary of the termination of his service as a Director, 1/2 of the amount credited to his Deferred Fee Account within 30 days following the third anniversary of the termination of his service as a Director, and the balance in his Deferred Fee Account within 30 days following the fourth anniversary of the termination of his service as a Director. Each Director shall make such election on an individual Deferred Fee Agreement in the form of Exhibit A attached hereto. Amounts credited to a Director's Deferred Fee Account shall be credited with additional Stock Units as determined under Article IV during the installment payout period.

                  5.3 DEATH OF A DIRECTOR. If a Director dies with any amount credited to his Deferred Fee Account, then his Beneficiary shall be entitled to receive the entire amount in a lump sum. Such payment shall be made as soon as practicable after the Director's death.

                  5.4 CHANGE OF CONTROL. In the event of a Change of Control, the Plan shall terminate and the Director shall receive, in a lump sum payment (regardless of whether the Director has elected lump sum or installment payments pursuant to Section 5.2 hereof), the entire amount then credited to his Deferred Fee Account.



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                                   ARTICLE VI
                              HARDSHIP WITHDRAWALS

                  6.1      WITHDRAWALS FROM DEFERRED FEE ACCOUNT.

                           (a) Neither the Director, his Beneficiary, nor any
other individual or entity shall have any right to make any withdrawals from the Director's Deferred Fee Account or to alter any installment payments provided under this Agreement.

                           (b) Notwithstanding Section 6.1(a) hereof, a Director
shall, in the discretion of the Company, be entitled to withdraw 25%, 50%, 75% or 100% of the amount credited to his Deferred Fee Account in the event of Financial Hardship.


                                   ARTICLE VII
                                  BENEFICIARIES

                  7.1 DESIGNATION OF BENEFICIARY. Each Director may designate from time to time any person or persons, natural otherwise, as his Beneficiary or Beneficiaries to whom benefits under Section 5.3 hereof are to be paid if he dies while entitled to benefits. Each Beneficiary designation shall be made either in the Deferred Fee Agreement or on a form prescribed by the Secretary of the Company and shall be effective only when filed with the Secretary during the Director's lifetime. Each Beneficiary designation filed with the Secretary shall revoke all Beneficiary designations previously made by the Director. The revocation of a Beneficiary designation shall not require the consent of any designated Beneficiary.


                                  ARTICLE VIII
                                 ADMINISTRATION

                  8.1 RIGHT TO TERMINATE. The Board of Directors may amend or terminate the Plan at any time in whole or in part with respect to Director's Fees not yet earned. No amendment or termination of the Plan shall reduce the amount credited to a Director's Deferred Fee Account, the amount owed to him by the Company as of the date of amendment or termination, or the number of Stock Units to be credited to his Deferred Fee Account.

                  8.2 NO FUNDING OBLIGATION. The obligation of the Company to pay any benefits under this Plan shall be unfunded and unsecured and any payments under this Plan shall be made from the general assets of the Company. The Company, however, in its discretion, may set aside assets or purchase annuity or life insurance contracts to discharge all or part of its obligations under this Plan. The assets set aside or the annuity or life insurance contracts shall remain in the name of the Company and it is intended that no trust is to be created by setting aside the assets or purchasing annuity or life insurance contracts. A Director's rights under the Plan may not be voluntarily or involuntarily assigned or transferred, other than by will or by the

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laws of descent and distribution, and shall not be subject in any manner to attachment or other legal process for the debts of the Director. The Director's rights hereunder are exercisable during his lifetime only by him, or by his guardian or legal representative. The Director shall be a general creditor of the Company with respect to the obligations established under this Plan.

                  8.3 APPLICABLE LAW. This Plan shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent superseded by federal law.

                  8.4 ADMINISTRATION AND INTERPRETATION. The Compensation Committee, shall have the authority and responsibility to administer and interpret this Plan. Benefits due and owing to a Director or Beneficiary under the Plan shall be paid when due without any requirement that a claim for benefits be filed. However, any Director or Beneficiary who has not received the benefits to which he believes himself entitled may file a written claim with the Compensation Committee, which shall act on the claim within thirty days, and such action on any such claims shall be conclusive and binding on all interested parties.


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